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                                                                    EXHIBIT 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Mellon Financial Corporation (parent corporation) (a)
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                                                                            Quarter ended                Six months ended
                                                                               June 30,                      June 30,
(dollar amounts in millions)                                             2000            1999           2000           1999
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
Income before income taxes and equity in undistributed
  net income (loss) of subsidiaries                                      $268            $276           $431           $349
Fixed charges: interest expense, trust-preferred securities
  expense and amortization of debt issuance costs                          59              55            117            109
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       Total earnings (as defined)                                       $327            $331           $548           $458
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Ratio of earnings (as defined) to fixed charges                          5.58            6.02           4.70           4.19
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

(a) The parent Corporation ratios include the accounts of Mellon Financial Corporation (the "Corporation") and Mellon Funding Corporation, a wholly owned subsidiary of the Corporation that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation, and Mellon Capital I and Mellon Capital II, special-purpose business trusts formed by the Corporation, that exist solely to issue capital securities. Because these ratios exclude from earnings the equity in undistributed net income (loss) of subsidiaries, these ratios vary with the payment of dividends by such subsidiaries.